Japan has stabilized after earthquake/tsunami impact	Opportunity exists to reduce hide damage from branding

Export Update
“The Japanese market is pretty stable after the earthquake,” says Peter Michalski, vice president, International Division of National Beef. “In fact, the U.S. Meat Export Federation (USMEF) predicts there will be a spike in demand for U.S. beef in Japan as a result of the earthquake, tsunami and nuclear disasters.” USMEF’s reasoning is based on the fact that the region hit by the natural disasters represents only 2 percent of Japan’s population, but also some 16 percent of pork production, 12 percent of beef production and 15 percent of poultry production.

  “We have seen bigger demand for U.S. beef in preparation for Japan’s Golden Week holiday which took place the first week of May,” Michalski explains. “However, May through July is Japan’s rainy season during which time the market is generally sluggish so it’s too early to tell how the year will go. Overall,

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NatureSource® Base Price
Premium Increases to $12/cwt.
 U.S. Premium Beef, LLC has moved the base price premium on the NatureSource® grid from $10 to $12/cwt. In addition, the NatureSource® grid now accepts both Black and Red Angus cattle. They can be qualified by either phenotype, visually 51% black-hided (by individual animal) or solid red and polled or solid red with white face (not Hereford) and polled, or genotype, proof of Angus parentage by enrollment in programs such as Angus Source or the Red Angus Feeder Calf Certification Program. As previously announced, the $3 per head steer premium has been discontinued on USPB’s Base, NatureSource® and Naturewell® grids.♦

Did You Know...

✓USPB expects to have limited availability of unitholder delivery rights to lease out during the remainder of fiscal year 2011. If you have delivery rights you are not going to deliver against during fiscal year 2011, please call our office at 866-877-2525 for assistance in leasing them to other producers.

✓For the latest listings to buy or sell USPB Class A and Class B units, go to www.AgStockTrade.com. You can also view historical matches of offers to buy and sell units as well as sales that have been completed by selecting “Match History” at the top or bottom of each unit class page.♦

The Cost of
Hot Iron Branding
In this age of new technology in which beef producers can identify cattle with a small electronic identification tag that also ties to an animal’s life history, branding remains the mainstay for many ranches to permanently mark their cattle. But that tried and true practice, which is required in some states, carries with it a cost that may not be apparent to the cowboy applying the hot iron. It is to Robert Hein, senior vice president and general manager of National Beef Leathers, LLC. And, he believes that it’s possible to change a little and reduce the value lost by branding.

  “We understand many cattlemen have to brand but if they were to move the brand from the rib area to high on the hip and reduce the size of the brand, a significant improvement in hide value would be realized,” he points out. “One large rib brand can cause us to loose two and half square feet of surface area out of a hide which means it will not work for the upholstery market. Approximately half of National Beef Leathers’ hides end up in the leather upholstery market.

“A hide that has several brands can lose 45 to 50% of its value.”—Robert Hein, National Beef Leathers, LLC

  In many cases, cattle are branded numerous times including rib and shoulder brands that can take away 45 to 50% of hide value, according to Hein.

  Hides are graded as a No. 1, 2, or 3 based on quality with a No. 3 having less value. So on an individual hide basis, if a No. 2 hide is discounted 10% that would be about a $10 discount in today’s markets. The discount on a No. 3 hide, because of brand damage, would be approximately $30 compared to No. 1 hides.

  Hein reiterates that he understands many ranchers brand out of necessity. Branding is an important tool to help reduce cattle theft. But "a better branding technique—not burning the hide so deep, combined with better location and size of the brand would make a significant value difference to the industry as a whole."♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

  “The Korean market also has its challenges today because many Korean buyers bought too much pork and beef during Australia’s floods in anticipation of a shortage due to lack of supply from that country,” Michalski adds. “However, the Hong Kong/Vietnam markets have helped offset the challenges we face in Korea.

  We are experiencing growth in other markets such as Russia and Egypt. Russia’s growth is due in part to rising oil and gas prices and new quotas on U.S. beef for that country.”♦

Choice/Select Spread Widens Seasonally
The USDA Choice/Select spread has increased seasonally during the last month. Quality grade rewards on USPB’s grids have remained strong due to higher quality grading cattle. See Benchmark Performance Data Table at left.♦

USPB Non-Conditional Unit Trade Report*
DR = Delivery Rights; FY = Fiscal Year	FY 2011 Trades	Most Recent Trades
# Class A Units (DR available this FY)	580	30
Avg. Price Per Unit	$180.30	$210.00
# Class A Units (DR available next FY)	480	480
Avg. Price Per Unit	$203.00	$203.00
# Class B Units	550	300
Avg. Price Per Unit	$407.00	$487.00
* Visit www.AgStockTrade.com for a history of USPB online unit sales.
Export Update...	continued from page 1
Japan does want age verified beef, but that demand varies from customer to customer and the market isn’t as willing to pay premiums, especially when the supply is high right now.
BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 4/03/11 to 4/30/11
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.51	65.20
Prime	3.17	5.68
CH & PR	74.40	82.83
CAB	24.39	33.23
BCP	14.61	16.37
Ungraded	0.94	0.60
Hard Bone	0.49	0.21
YG1	10.49	6.82
YG2	39.46	35.52
YG3	41.48	47.15
YG4	8.03	9.89
YG5	0.53	0.62
Light Weight	0.43	0.16
Heavy Weight	1.49	1.01
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$15.61	$25.36
Yield Benefit	$20.39	$36.70
Yield Grade	-$2.79	-$4.46
Out Weight	-$2.44	-$1.51
Steer/Heifer	$1.37	$1.13
ASV	$11.08	$20.87
Natural	$1.29	$1.62
Total Premium	$44.51	$79.71